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                                                                EXHIBIT 99.2

                        INSITUFORM TECHNOLOGIES, INC.
                       AUGUST 3, 2005 CONFERENCE CALL


Operator:         Good day.  And welcome everyone, to this Insituform
                  Technologies second quarter 2005 earnings conference call.
                  This call is being recorded.

                  Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site, Insituform.com.

                  During this conference call, we'll make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated, due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution, and do not rely on such statements.

                  Now I'll turn the call over to Insituform's President and CEO, Tom Rooney.

Tom Rooney:       Good morning. And welcome to our 2005 second quarter
                  conference call.

                  Before we begin, I'd like to thank everyone for your understanding in accommodating the change in time for our call this morning. The time change was necessary because I'm traveling this week. Chris Farman and David Morris are both participating from St. Louis. And together we should be able to handle everyone's questions.

                  Yesterday we reported earnings of 13 cents for the second quarter of 2005. That number by itself does not tell the entire story. The second quarter earnings number was heavily impacted by three separate issues: first, continued progress in rebuilding our core rehabilitation business; second, recognition of a one-time insurance claim associated with last year's Boston project; and finally, continued and significant earnings write-downs on tunnel projects.

                  Tunneling results continue to disappoint everyone. But marked progress has been made this quarter in upgrading management, while instituting improved risk-management and cost-forecasting systems and procedures. It is precisely the fact that we have instituted newly improved cost-forecasting systems that has caused us to realize significant earnings write-downs on several tunnel projects in this quarter. While all tunnel projects, and indeed the entire tunneling industry, remain highly risky and volatile, we believe that we have accurately reset all tunnel project earnings to match forecasted costs going forward.

                  The most significant earnings write-down associated with our newly instituted cost-forecasting procedures came from the now three-and-a-half-year-old Chicago tunnel project, on which we took a $4.8 million write-down this quarter. Three months ago, we transferred in Affholder's most experienced tunneling executive to oversee the completion of this very complicated project. We currently anticipate completing the Chicago project at or near the end of this calendar year, with a contingency for rain events that may take the project through the first quarter of 2006. Better forecasting, along with a detailed analysis of the very complicated end conditions associated with tying our tunnel project into a massive, live water tunnel, has caused us to write down the projected earnings on the project in order to better reflect the reality of the situation.


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                  Given the extreme complexity of this project, the ultimate financial outcome will not be certain until the project is complete. But we do believe that we have accurately forecasted all of our costs to finish the project.

                  The most important lesson learned from the Chicago project is that the size and complexity of this project was far greater than anticipated at the time that the project was initially bid. And as a result, Affholder has and will refrain from bidding any similar projects in the future.

                  In addition to instituting much-needed cost-forecasting systems, we have also made important changes throughout our tunneling business. At a management level, we have changed the business unit oversight, with the addition of a new president for Affholder. We replaced the financial controller for the Affholder business unit. We recently added an experienced executive to lead our internal cost-forecasting discipline. We hired an in-house construction attorney for better legal oversight of all of our tunneling claims. And ultimately, tunneling now has the enormous benefit of Tom Vossman as our new Corporate Chief Operating Officer. I should also mention that in addition to business unit management changes, we also made changes in the onsite management of our four largest tunnel projects.

                  One of the most concerning elements in the tunneling industry is the frequency and magnitude of claims that arise from this work. Underground mining is fraught with unforeseen conditions, which inevitably result in financial claims between a contractor and a client. These claims can be substantial in nature, enough so as to cause good projects to become unprofitable until all claims have been resolved.

                  That is certainly the case for us at Affholder. As we sit here today, we have more than $14 million of unresolved claims in a division that does just over $100 million in revenue. The final settlement amounts are uncertain, and are bound to be less than the full amounts. But it is important to note the significant impact that claims can have on tunneling income from one period to the next.

                  On a better note, our core rehabilitation segment is beginning to grow very nicely. We continue to win business at stable, if not slightly increasing, margins. And our backlog is up nearly 12 percent from the first quarter. Likewise, revenues are up 18 percent year over year. As often is the case, growth has shown us areas where we can improve on our project execution, so as to ensure that we maintain our gross margins. Simply put, as we experienced the surge in revenues, we found weaknesses in our operations management, which have, in turn, impacted our delivered gross margins.

                  Earlier this week, we announced and began implementation of an operations realignment, aimed at streamlining our field operation to better enable fast and efficient growth while maintaining our as-bid gross margins. We are implementing the much-needed changes required to slim down and realign businesses and crews in order to deliver projects efficiently, while creating very clear levels of accountability throughout the organization.

                  Insituform, as a result of two decades of acquisitions, currently exhibits many of the common characteristics of an unfinished roll-up; that is, many disparate business units operating without having been fully and efficiently integrated for success. The operational reorganization that we have just launched addresses many of these final roll-up issues and opportunities. The changes being implemented are expected to create an immediate and positive impact, without generating any short-term write-downs or write-offs.


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                  It's important to note that in the second quarter the
                  rehabilitation segment was favorably impacted by the recognition of a net $3.7 million in income from a claim against our excess insurance carrier with respect to the 2004 Boston rehab project. We have received a favorable ruling from a judge on this matter, our primary insurance carrier has responded, and we have obtained an opinion from a major law firm and an outside appraiser as to the strong likelihood of recovering the amount of our claim.

                  Last year's unexpected resin price jump, stemming from rapidly escalating crude oil prices, created a negative gross margin impact within our CIPP business in the second quarter. With the resin price jump now almost nine months old, we believe that the gross margin impact going forward will be minimal. But the impact in the first half of 2005 was a full percentage point of gross margin.

                  Our Tite Liner business continues to be very strong, with our orders and backlog growing as the worldwide demand for crude oil and mining products in turn pushes up demand for our Tite Liner product worldwide. Margins remain very favorable in the Tite Liner segment.

                  Our cash balance at June 30th rose by $15 million over the previous quarter as a result of the emphasis placed by the company on better management of its working capital. Indeed, we continue to make progress on all of our strategic initiatives. In particular, our safety statistics have improved significantly. And that will soon translate into lower insurance and claims costs.

                  Our new sales force has been put into place and has been re-energized with a clear mandate to grow our market share while maintaining gross margin levels. This, combined with far better corporate marketing, is giving us greater visibility and penetration in our core markets. Additionally, we continue to benefit from our focus on optimizing our logistics system. And recently, we began pursuing significant changes in our corporate-wide procurement processes, which will lead to meaningful cost savings over the next two years.

                  In summary, the second quarter of 2005 brings a positive outlook in our core rehab and Tite Liner businesses. In both of these markets, we fully expect to continue to benefit from strong demand, as well as benefitting from our ongoing emphasis on margin improvement. Most obviously, as we've said in the past, we continue to have a lot of work to do in the tunneling division. But we're on the right track to tackle these challenges.

                  I hope these comments address many of your questions. But now we can open the call up to your questions directly.

Operator:         Thank you, Mr. Rooney. Today's question-and-answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you're using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, ladies and gentlemen, that is star one for questions. We'll pause just a moment to assemble our roster.

                  And we'll take our first question from Lorraine Maikis, Merrill Lynch.

Lorraine Maikis:  Thank you, good morning.

Tom Rooney:       Good morning.

Lorraine Maikis:  Tom, you've been here for two years now. Could you just give us - when you'd first come, you'd outlined a number of initiatives that you were looking to roll out in order to improve the

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                  profitability of the rehab business. Could you give us an
                  update on those, and then just talk about the biggest challenges that you've faced in turning Insituform around to a company with profitable growth?

Tom Rooney:       Well, the most critical need that we had when I first got
                  here was to make radical improvement in our safety program because we simply had unacceptable occurrences there. That is - that is now well behind us. Unfortunately, we get no financial benefit from that, as we speak, because we need another year or two of that track record to begin to see the benefits of that. But from a statistical standpoint and a field standpoint, we've completely turned that corner, and in fact have a safety record to be proud of.

                  The other area that was extremely critical for us was to rebuild our sales force. Because two - just slightly two and a half years ago, we gutted the sales force; it was slashed in half. And it took us 18 months or so to build it back up. And as was discussed, we didn't expect to see immediate positive benefits in that - in the first two years from that, because the sales force had to mature and be able to win work. We're very clearly seeing the benefits of that now, in the top line, the revenue and what have you. And I do want to point out that we've been able to regain market share very clearly. And we have not seen erosion of our gross margin on an as- sold basis.

                  Now having said that, the company was flat on a revenue basis for several years. And so growth had fallen out of the company's skill set.

                  We're now seeing significant growth, from an operations standpoint. And that challenges any organization to maintain its gross margins as it grows. So we're sort of into the - into the mode of we're selling more, because of the enhanced sales force, at at or better margins than we've seen in the past. But because we're now trying to grow rapidly, including deploying new crews and so on, we're having to realign ourselves so that we can deliver the profits at the same levels that we're selling them at.

                  So we think that with the realignment that we have in the operations - which is purely associated with the crews and project managers and district managers, which is the operations backbone of the company - we're realigning that, so that we can be much more efficient and be fully growth-enabled. Because with the power of the sales force now behind us, we have to be able to deliver the same profits that we're able to obtain in the marketplace. And we're comfortable that we'll be able to do that in the next two quarters.

                  In addition to that, we put in place two years ago pretty significant investment in cap ex. Large part of it went into growing our Batesville manufacturing and production facilities. It's a good thing we did, because that's the one area that has been able to keep up with the growth, without seeing any diminution in quality or performance. And in fact, we're getting the kind of return on the enhanced facility that we had hoped to see.

                  The other major area for capital expenditures was in new crew deployment and catching up on old crews that hadn't had any new technology and new equipment for approximately two years. We have completed that process. So you will see our capital expenditures drop rather significantly, back maybe to what you have previously seen as a normalized level. And you'll see that in the next quarter or two; certainly by the end of the year, a much lower capital expenditure level.

                  The other part of the capital expenditure, beyond getting the equipment back up, was to heavily invest in steam. I will tell you that in the past two years, we've gone from what I would characterize as being way back in the pack - if not following the pack, from a technology



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                  standpoint - to where, and that being steam technology -
                  to where I'm comfortable saying that I believe we are the most conversant and capable of steam of anyone in the world. And I'm rather proud of the change that we've made in that area. We continue to deploy steam amongst our crews, and we continue to see the benefits of that.

                  We happen to live in a very competitive market, where unit prices for the work that we do today are lower than they were a year ago, lower than they were five years ago, and greatly reduced from where they were 10 years ago. So we will constantly be leading and, in some cases - hopefully not often - chasing the appropriate pricing model, so that we can maintain and/or grow our gross margins.

                  Logistics - redeploying our trucks and wet-outs - we've done a great job of that. There's no way in the world that we would have gone from seeing the 20 percent or so top-line growth in the last two years had we not streamlined our logistics efforts.

                  So I think we've made tremendous strides. There are a few areas that I'd like to see more improved; certainly cost-forecasting in the tunneling group. I think I said nine months ago, it caught me off guard, the degree to which we needed to reinvest in cost-forecasting in the tunneling group. And that clearly is our Achilles' heel right now. But it's something that we can go about fixing.

                  You asked - you asked a basketful of questions. But hopefully, that answers most of them.

Lorraine Maikis:  It does, thanks. And just - what I'm hearing on the call about tunneling is - you've used words like "risky," "hard to predict," "we have a lot of work to do." Why is tunneling still a part of your portfolio? And, do you think that the disproportionate amount of management's time focused on this area over the past year has been worth it? And will we see that fall off as business improves?

Tom Rooney:       Well, it clearly can't stay at the level - the amount of
                  management attention we're currently putting on tunneling cannot stay at this level forever. Tunneling represents today - round figure's 20 percent of our - 18 to 20 percent of our business. And it probably is getting 50 percent of the management of the company right now. And that's because it's needed, and it's appropriate. It's certainly not going to be that way forever.

                  You asked - I think you asked the question, are we considering other strategies, and/or why does it - why is it part of our business? You start with the notion that it's part of our business because it's always been part of our business. Therefore, if we were to consider alternatives, we would need to have a graceful path down one of those. As has been discussed in the past, we are in the midst of a corporate-wide five-year strategic planning effort that is - by the way, I would tell you - reaping tremendous information for us about Insituform in all of its dimensions. Because it, combined with a far better marketing program and marketing data that we have today, is giving us tremendous insight into where our business is, where it's going and where we need to be. But it's also availing us of time to ask the question, why are we in all of the businesses and all of the geographies that we're in?

                  But I would tell you that we have hired outside consultants to help us understand the tunneling industry. And so much of what I reflect on in terms of the entire industry being risky, the entire industry being fraught with changes, is as a result of getting specific industry insight. But to be frank with you, we've been in the tunneling industry for 30-plus years. It is not the kind of industry that you change on a dime, and decide to get in or out of. You can neither get in nor out just because of a project or issue of the day.


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                  And so we continue to evaluate all of our options. But in
                  the meantime, we have to run it as a risk-averse business that is tightly managed from a cash flow standpoint, and that accurately forecasts the cost for the future. And that's what we're doing right now. Other alternatives in the future are being studied.

Lorraine Maikis:  Thank you.

Tom Rooney:       Thank you.

Operator:         And we'll take our next question from James Gentile, at
                  Sidoti.

James Gentile:    Good morning. Pretty impressive backlog accumulation
                  sequentially in year-over-year, and pretty strong over the last two quarters.

                  Wondering if you can kind of give us more detail on how you're assured this business could generate a stable or increase in gross margin. You suggest that you implemented cost controls. Could you give us a little bit more detail on whether it be the compensation structure of these new producing salespeople, or changes to how the job is being done from a crew perspective or project management?

Tom Rooney:       Well, we're very comfortable that we have a very
                  well-managed, very well-focused sales force. I would tell you that for decades we knew the business that was coming in, but we didn't stop and take measure of how big the market was, what our market share is, what our market share in micro-markets is, in regional markets - nationally, internationally. And I would tell you that whereas we were blind, if you will, when I came in two years ago, we have some of the sharpest data, and it's inspiring to see. So we have a very good understanding of our market; as much - more than I had expected we could generate at this point in time. So I'm very comfortable that we have a very solid grip and understanding of the - of the depth and breadth of the market, who are competitors are, and so on and so forth.

                  And having said that, our sales force is extremely effective, partially because Insituform is a good company to sell, partially because our technologies and solutions are good. We also have the unique ability to see market trends and competitor movement in various regions, so that we have - we can see it at 50,000 feet, where competitors can't. So we feel extremely good about our market intelligence and market knowledge.

                  So with that as framework, I am confident in saying that we are - and because we estimate and procure work in the same fashion that we have, I'm very comfortable in saying that there is still quite a bit of growth for a protracted period of time for this company, with stable and potentially growing margins. So I start with that.

                  But I would also tell you that if we constrain ourselves to slow growth - because that's what we're capable of doing as an operation - then that would be a sad reflection on management. But that is, in effect, where we are now because as we saw spurts in growth, we saw reduction in gross margin that was actually produced through operations. That's tremendous opportunity for us, because we've identified three dimensions that we're going to attack, all of which revolve around the notion that Insituform has many offices - and if I talk just for the moment about North America, it has many offices that were put together by virtue of acquisitions - so, in many ways, exactly like the roll-up.

                  And to make a roll-up the most efficient, one needs to thin out overhead, make common accountability practices, organizational structures, and so on and so forth. This
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                  actually got fully implemented in that - in that fashion.
                  Because we were just good enough at getting work done; it was never a critical issue.

                  One of the virtues that Tom Vossman, our Chief Operating Officer, brings to us is real solid experience in integrating and making roll-ups work. So Tom Vossman and I, over the last three years - three months, have focused on the notion of bringing about a much more streamlined, much more accountable field operations group across North America. And that's what we're deploying right now.

                  So one leg of it is to move our crew leaders - and a crew leader manages a seven-person crew - from hourly to salary, and make them more of a management team, getting the project done and delivering profits as per a budget, as opposed to working foot-to-foot. So that step has been put in place.

                  The second step was to identify the need to have more accountable project management around each of our projects, such that we have one person who is accountable to the operations leadership for delivering project performance in the field, beyond just hourly. And that's project management - that's a discipline that's been fuzzy in the - in the past; done differently by the different companies that we'd acquired in the past. We're now going to one common standard, with one set of driven initiatives.

                  The third thing is simply streamlining the organization. We had five business units, five area business units in North America. And the rationale for having those five is that's where they came from when we bought the company. We're changing that; we're going to three. And we're going to more emphasize on our district offices, of which we have, I think, 11 now in the United States and much more accountability pushed down in the organization, much more thinning out of operational expenses.

                  So we believe that the combination of those three, and driving very strong accountability down into the organization, will get us where we need to in the course of the next two or three quarters.

James Gentile:    Great. Then, one last question on the Tite Liner - we saw
                  pretty sizeable top-line growth there over the past couple quarters. Could you kind of give us insight into how big this business could be; the size of the market? You mention in the press release South American, you know, business coming on. Where could we see that business go;
                  if not for the balance of this year, maybe into 2006 and `07?

Tom Rooney:       James, the number-one constraint for us on UPS is not to
                  outstrip our operations capability. We have unbelievable success as an operations group. And one of the reasons that we dominate completely worldwide in that market is because we are so talented and so skilled at delivering in the field. But we deliver very complicated projects for very demanding clients on just about every continent. I can think of four continents right now. So it's very challenging.

                  So the constraint to us is not how much market is out there, but how quickly can we intelligently grow the business - I could tell you that some of the heartburn that the tunneling group is feeling right now is extremely competent individuals and managers asked to take on too much too fast. And, frankly, the tip of the iceberg is we pushed our rehab business to rapid revenue growth. So I'm not, frankly, inclined to overstress the UPS management team. But having said that, if we can get to the next level in terms of scalability for UPS, it could - it could easily be multiples - many multiples of the size that it is now. That's an almost untapped market for us.


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James Gentile:    Great, thanks.

Tom Rooney:       Thank you.

Operator:         And we'll take our next question from Herb Buchbinder,
                  Wachovia Securities.

Herb Buchbinder:  Tom, you actually booked a pretty large tunneling job in the quarter. Can you explain why this - what this job has versus the other jobs that you've had that have had some real problems? Why is this job obviously less complicated, simpler - and give us a little detail of this contract.

Tom Rooney:       Great question. First of all, it's Charleston, South
                  Carolina. Charleston, South Carolina - I hope I'll get my facts right - has a four- or five-phase city- or regional-wide tunneling need. And Affholder has already completed the first two phases, going back several years.
                  And if I'm not mistaken, this was - the one that we just bid and were just awarded is either the third or the fourth phase. It's for the same client. We have the same equipment sitting there. The client loves us. I'll speak for the client, I guess. We have - we have an onsite management team. We know the rock conditions, we know the client, we know the client's expectations. We have the equipment - very little cap ex required. If there was ever a project that I was feeling pretty good about, it's this project.

Herb Buchbinder:  What's the timing of delivering this? And this will obviously help your tunneling business at some point?

Tom Rooney:       Yes. I believe that when we bid the job - and were
                  awarded the job a couple months ago - I want to say that our crew is mobilizing right now, very efficiently.
                  Because I think we're finishing the one phase and rolling right into the second phase. And I believe there's some economies of scale.

                  And so, the answer to your question is I think it starts impacting us in the - barely in the third quarter and more in the fourth quarter. And it's about a - seems like it was about a two-year job.

Herb Buchbinder:  OK. You mention this $14 million of claims that are still unsettled. And you said you probably won't get all that back. How much of that is reserved? And is there a chance that you've over-reserved, or are we looking at some more under-reserving here?

Tom Rooney:       No. We - Herb, whenever we hit an issue, an underground
                  concrete embankment, we immediately start to incur costs.
                  And we immediately start to write the earnings down on projects. So we eat the pain immediately.

Herb Buchbinder:  OK.

Tom Rooney:       We then start to assess whether we have the ability to go
                  back to the engineer or to the owner for what we call a claim. And so, while we immediately digest the costs - because there's no disputing we're burning the money - we start to assess and build, and rationalize and understand a claim. So across all the different claims, we currently have $14 million or so of what we would call claims. But to the extent that we see things correctly, we've already digested, eaten, taken, what have you, the earnings write-down, whatever's associated with those.

Herb Buchbinder:  OK. So if you do get some favorable settlements on those claims, it would come back and benefit earnings?


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Tom Rooney:       Yes.

Herb Buchbinder:  OK, thank you.

Tom Rooney:       Thank you.

Operator:         Our next question comes from Debra Coy, Stanford Washington.

Debra Coy:        Good morning, Tom. . .

Tom Rooney:       Good morning.

Debra Coy:        . . .and everyone.

                  Just to follow up a little more on the tunneling side - Tom, it sounds like with the Charleston job, you are regaining confidence in the - in the group. Are you willing at this point to talk about where you think margins can go back to, assuming that you're - that you would stay in? I mean, it's not that long ago since Affholder was booking double-digit operating margins. Is that the - is that the sort of thing that you have in mind when you're - when you're bidding something like Charleston, in this new phase?

Tom Rooney:       Yes. But we have a lot of work between here and there.

Debra Coy:        Sure. But that is - but you do see that sort of capability in the marketplace?

Tom Rooney:       Yes. The marketplace has not worsened. Our understanding
                  of the market and the industry has become more clear. And as a result, our appetite for the kind of risk that comes through tunneling is tempered. And so, Affholder is a great company; was a great company for decades because it ran lean overheads, and it stayed within its great realm of expertise. And with the acquisition of Elmore and the Chicago project on or about 2002, the company took on much more of an aggressive posture towards growing in the tunneling industry. So we acquired overhead associated with Elmore. We acquired equipment and overhead associated with the large project in Chicago. We have to roll some of that back. We have to, as they say, right-size the company so that we will be able to throw off the margins that you're referring to.

                  But even when we do all of that, a relatively - a well-informed outside consultant opined on the industry. That it was routine for all of the largest players in the industry - and we would be of that size - to make money the first year, make money the second year, lose it all the third year, and then start over.

Debra Coy:        Yes.

Tom Rooney:       And, you know, in a kind of a flip analysis, that, I
                  suppose, is the industry. And if that's the industry, I guess you'd say we're in the third year of that cycle right now.

                  So we have to - we have to decide the right way to make money with Affholder, with the talent - and the terrific talent that we have there. And we have to understand what that risk means to us as a publicly traded company. So right now the mission is to drive the business in a rational way back towards the kind of numbers that you were referring to, and at the same time understand the true risk profile of the industry, even for an exceptionally well-run company within the industry.

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Debra Coy:        Yes, understood. I mean, it's always seemed like a reason that no other tunneling companies are publicly traded. Can you
                  - can you give a sense of when you expect to sort of reach the strategic decision on which way to go on this?

Tom Rooney:       Well, half the - half the battle is having a coherent
                  implementation strategy, given whichever route you would pick. And. . .

Debra Coy:        Still a work in progress?

Tom Rooney:       Very much so. And we must rebuild the pride in the
                  organization, rebuild the cost awareness and rebuild the production capability before any alternatives will be available to us.

Debra Coy:        Sure. Understood. And my final question on that is - you
                  had said at the end of first quarter that, you know, you'd hoped to have tunneling sort of down to a dull roar, if you will. . .

Tom Rooney:       Yes.

Debra Coy:        . . .minimal losses for the rest of the quarter. Now we've had a bigger loss than expected here.

Tom Rooney:       Very much.

Debra Coy:        In 2Q, can you give a sense of your visibility on second
                  half for tunneling, with your improved forecasting? I mean, I understand your earlier statement that you can't be sure. But can you give us a sense of, you know, what your outlook is at this point, in terms of - will it still be a significant loss-maker, or will it break even? Kind of, where do you foresee it for the rest of the year?

Tom Rooney:       Obviously, to meet accounting standards, we had to take
                  all of the losses that we could reasonably - and reasonably or otherwise anticipate, and force them into our numbers now, in the second quarter. We believe we've done that. So if we've done it correctly, the answer to your question is it'll be a - it'll be a dull roar for the rest of the year.

                  I will come back and say that the scale, the complexity and the magnitude of the Chicago project was such that candidly, we've learned a great deal about it. And we're coming upon the most difficult part of the project, which is the final tie-in. The tunnel - the tunnel that we've done, and are doing, is an 18-foot-diameter tunnel that will carry huge torrents of rainwater. And it connects to a 30-foot tunnel that already carries rainwater. Well, we have to break into the 30-foot tunnel, at a point in time when it's not actively raining in Chicago, and pour a 30-foot section of tunnel concrete in an active tunnel while we complete out.

                  So I guess what I'm describing is an extremely complex end condition. . .

Debra Coy:        Yes.

Tom Rooney:       . . .one that this company has never done before. And so,
                  it's pretty clear that we did not anticipate the complexity of all of that when we did the project at the time.

                  Now having said that, we've been trying to get our arms around the order of magnitude and the issues for eight, nine months now. I feel much more comfortable about where it is today, with the level of understanding.

                  We took one of the most seasoned executives in all of Affholder, 30-plus years of experience, and planted him to help oversee the project some three months ago, I recall. And the individual



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                  that we put there has mustered all of the talented
                  resources we have up there and asked, you know, exactly how challenging the project's going to be, what the plan needs to be. Tom Vossman has gone down in the tunnel with them.

                  We believe we have a roadmap. We are exposed to rain. And that is to say, when we - when we're entered into this live, 30-foot tunnel, if we hit torrents of rain over the next couple of three months, we will constantly have to retreat out of it, and the clock will run.

Debra Coy:        Yes.

Tom Rooney:       But having said that, we've set aside a significant
                  seven-figure amount of money to move in and out, and endure the challenges there. So we believe that - to answer your question, we believe that we've got it covered the way we need to. I'm not comfortable with the degree of analysis that we were able to accomplish from January through April. We made some very significant management changes that enabled us to get clarity around it, put feet on the ground, and actually see what was going on, and deal with the very tough issues in the Chicago job. I think we've done that.

                  Tom Vossman is a tremendous addition to the company, as Chief Operating Officer. Bruce Frost, as the President of Affholder, is putting a tremendous amount of focus on the Chicago project. The executive we put there - we put an accountant now full time on the job. So there's a tremendous amount of effort focused on the Chicago project, which is - the vast majority of the financial hit that we've taken this quarter is around that one job.

Debra Coy:        ...understood.

Tom Rooney:       So we're of the belief that we've got six months of very
                  difficult work to get ourselves extracted from that project. The client loves the project. It's nothing of a blemish to the company, other than financially.

                  So I'll make the same statement I guess I made three months ago, which is, we believe that we've got the tunneling industry and the tunneling business, and specifically the Chicago project, covered. But I'm also experienced now enough in the last year to know that. . .

Debra Coy:        You can't predict the weather.

Tom Rooney:       Can't predict the weather. And I won't make promises
                  around the challenges in underground construction. It's something I've never seen before.

Debra Coy:        Learned the hard way.

Tom Rooney:       Right.

Debra Coy:        Understood. That's actually very helpful, Tom. That puts
                  it into perspective.

                  And I guess the only other question there is, is your client going to be friendly to claims as you've met these unexpected conditions, do you think?

Tom Rooney:       Chicago doesn't - my recollection is - or my understanding is the Chicago project has no claims. . .

Debra Coy:        So whatever you end up eating there, you just eat.


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Tom Rooney:       Yes.

Debra Coy:        None of the 14 million is related to Chicago?

Tom Rooney:       None.

Debra Coy:        OK. Fine. Finally - enough on tunneling - can you give -
                  can you give just a little more color on what you're seeing on the bidding pipeline, on the rehab side?
                  Clearly, revenues are up a bit more than expected, backlog continues to grow. What does the bidding pipeline look like? What are you - you know, what kind of demand growth are you seeing, looking out over the next two, three, four quarters?

Tom Rooney:       Better than ever. And one thing that we're starting to
                  realize is that Insituform tends to stimulate the market.
                  So in the past, people have told me there was no work in state XYZ. And for whatever reasons, we put a salesperson on the ground, and all the sudden, there was a large market in state XYZ.

                  Half of that would be attributable to the fact that if you don't have salespeople on the ground, you wouldn't know there was work. And the other half is talented Insituform salespeople help clients learn and understand how and why they need to do the work. In other words, we actually create work that ought to be there. Because I think as you know - and most people know - the pent-up need for what has to be done is gargantuan not being tended to.

                  So when we put a talented advisory sales force on the ground, they actually stimulate market, in addition to reaquiring market that might not otherwise be there.

                  But the direct and blunt answer to your question is, we see significant growth continuing, at least at the pace we've seen.

Debra Coy:        OK. That's helpful. Thank you.

Tom Rooney:       Thank you.

Operator:         And our next question comes from Chris Bamman, Morgan Joseph.

Chris Bamman:     Good morning.

Tom Rooney:       Good morning, Chris.

Chris Bamman:     Just a couple of quick things - I see that Washington,
                  D.C.'s doing a sewer upgrade. It's going to cost about $1 billion. I was curious to know if you guys were involved in that and if so, how much?

Tom Rooney:       Chris, I know we have a lot of contact with the people
                  there. But I'd be lying if I told you I knew much about it. I just - I guess - I guess you stumped me, how about that? I don't know.

Chris Bamman:     OK. All right. That's fine. Could you perhaps, maybe give
                  a little color to the South American business, in terms of why those margins are lower, or what are some of the dynamics behind that?

Tom Rooney:       Yes, sure. First of all, the work in South America is
                  primarily a mining industry. But that doesn't explain the issue. But in most markets, we simply put the plastic - to simplify it, we simply put the plastic inside of steel pipe. Somebody else would do the steel pipe; we would do

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                  the plastic. The plastic is where we have the - and it's
                  high-density polyethylene - HDPE - that's where we have the proprietary technology, the patents and the know-how, and so on. That's what our business is.

                  In South America for the mining companies, there is no one to do steel pipes. So we end up having to do it. And it's much more a commodity industry. So the lower margins in South America don't have to do with plastic; it has to do with the fact that we also have to do steelwork.

Chris Bamman:     OK.

Tom Rooney:       That make sense?

Chris Bamman:     Yes it does, exactly. And just more of a housekeeping
                  question - is 35 percent a good tax rate to use going forward?

Tom Rooney:       Chris, you want to try. . .

Chris Farman:     That is - that is an appropriate rate to use going forward, yes.

Chris Bamman:     OK, terrific.  That does answer my questions.  Thank you.

Tom Rooney:       Yes.  Thanks, Chris.

Operator:         Our next question comes from Cory Johnson, with Cannel.

Cory Johnson:     Good morning, guys.

Tom Rooney:       Hey. . .

Cory Johnson:     I'm wondering what you guys are doing in terms of resin
                  prices, if you can explain that a little better. What exactly was the change that you made that you think's going to lead to that extra percentage point of margin in the second half of the year?

Tom Rooney:       Right.  And you're referring to resin, right?

Cory Johnson:     Right, correct.  You said something about the nine months. . .

Tom Rooney:       OK.

Cory Johnson:     . . .contracts, yes.

Tom Rooney:       Right. We - the fall of last year - I can't remember which quarter - we announced - think it was the end of the third quarter - we announced that we had incurred a disruption in our supply of resin; a supply that had come through a very strong vendor for some seven years, I think it was.
                  And that vendor was giving us buffeting for price changes around crude oil. Crude oil drives the cost of resin, period - there are other ingredients, but that's it. And as I'm sure you're well aware, crude oil has gone through the roof in the last two years or so.

                  And the resin supplier that we have for North America was being turned inside out while trying to buffet us for the resin prices. And so we came to a point where the deal that we had with them fell apart. And it had to be put back together. And overnight, as a result of that, we lost all the buffeting at one moment in time. So we absorbed an instantaneous price jump - and I

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                  don't recall the exact amount, but it was significant -
                  where, the day before we came to that understanding, we were arguably bidding on work where we would have to deliver resin on projects to clients, three, six, nine, twelve, fifteen months out, using the known commodity prices on that day.

                  So when we had a buffeted supply arrangement, we were in good shape. We could anticipate wild swings in crude oil. But we had to take a shock to the system exactly one time. And because we did that, all of the commitments that we had made up to that day that had to be fulfilled over one to a 24-month period, we had to - we had to take write-downs on the projects, because we were going to have to supply resin, in effect, at a much higher price than what we had anticipated in our estimate.

                  Now most of our projects last something like six - four to eight months - call it six months. And so, the fourth quarter of last year we really took it hard. The first quarter of this year we took it hard. And to a much lesser extent, we took it in the second quarter. And we have been working to try to figure out just what the total - we have thousands of contracts. So for us to do a complete analysis is not a - is not a snap analysis.

                  In any case, to your - to your point - why do we think that that one percent that we took in the first and second quarter of this year is going away - the answer is, as the commitments that were in place nine months ago begin to expire - and many of them have already expired - the effect of that sudden one-time shock in resin price goes away. Because the day after the resin price change nine months ago, we started making forward commitments with the new price.

                  Does that make sense?

Cory Johnson:     Yes, it does, although - well, what doesn't make sense -
                  you said the deal fell apart. What does that mean: that your supply went bankrupt, or they just refused to honor the commitment?

Tom Rooney:       Well, it was - there were a lot of mutual considerations
                  that went into that.

Cory Johnson:     OK.

Tom Rooney:       Suffice it to say, I think we're the world's largest buyer of resin: upwards of 40 million pounds of resin. And you can't go to Home Depot for that. So we have to have strategic alliances for that sort of thing.

Cory Johnson:     Great and under - you know, you're sort of talking around
                  this issue of what could happen to tunneling long term - under what situation would you consider getting out of the tunneling business? What would lead to such a consideration?

Tom Rooney:       If someone offered to acquire the business from us at
                  greater than our discounted cash flow from operating it ourselves - risk-adjusted.

Cory Johnson:     Risk is the ultimate question here, because there's been a lot more risk in the last six months than we would have expected.

Tom Rooney:       Right. That's where the magic comes in, and so on. It's
                  the art that goes into the science.

Chris Farman:     I think - I think this is the - this is the kind of
                  analysis, that is part of our strategic planning process, that we're still in the process of undertaking. And I am - until we complete that process, I don't think we would be able to fully answer that question.

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

Tom Rooney:       But it would be the same answer that I would give on
                  selling my car. If it's worth more to somebody else than it is to me, I suppose I'd be imprudent not to sell it.

                  But the issue is what is one party's aversion to risk versus the other's. And we've learned a great deal about risk lately.

Cory Johnson:     And finally, do you want to talk just a little bit about
                  what kind of tunneling projects you believe now you can succeed with, and how that differs from, let's say, the Chicago project, which sounds kind of simple and massive?

Tom Rooney:       Yes. Well, first of all, I would want the entire business
                  to be more like a portfolio risk, which is to say I would want a large number of small projects. That's philosophically at the highest level. I would want - I would take - we do look at projects from the standpoint of their impact on cash flow. The tunneling industry is one that demands huge amounts of cash, both because the equipment to start the project can be very expensive, the front-end costs are very high. And frankly, when you run into the claims that were discussed earlier, those are out-of-pocket expenses that could take several years to resolve.

                  So we look at each project, from the cash flow need. And therefore, if we see a project that has aggravated front-end costs, for which we do not currently have equipment, we're not out the door. And taking it a step further, we look at the character of the client. That is to say we - I guess you'd say we have the luxury of being selective about the clients who we want to work for, and how onerous the specifications that they might have.

                  We'll also look at the kind of projects that are - the technology of the projects. If we've done 50 projects just like it, and we have a team competent to do it, we'd be inclined to take the project.

                  I guess the ultimate discriminator also is price. And that is - we frankly raise the price that we charge. And if we're successful with heightened - significant heightened gross margins, then that would self-select, and we would tend to win those projects.

Cory Johnson:     Great. Thank you.

Tom Rooney:       Thank you.

Operator:         And we'll take our next question from Arnie Ursaner,
                  CJS Securities.

Arnie Ursaner:    Hi, good morning. Two very quick ones for Chris, if I can
                  - Chris, can you give us your view of cap ex? I know we mentioned it would drop over the next few quarters. Can you give us a year-end view on cap ex?

Chris Farman:     As you know, we've had - in the past couple of years,
                  we've had the highest level of cap ex that the company has experienced in recent history. At this point, we feel pretty good about the levels of equipment that we have.
                  And we do anticipate that our cap ex requirements will go down going forward.

Arnie Ursaner:    Can you quantify?

Chris Farman:     Without quoting a number, as I said, it will be well below last year's number.

Arnie Ursaner:    OK. Another question for you, Chris - can you give us the
                  accounting treatment on the insurance refund, or on the Boston project? How does that run through your P&L?


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

Chris Farman:     The recovery - the insurance recovery is taken as income.
                  The insurance receivable is recorded as income. . .

Arnie Ursaner:    Right.

Chris Farman:     . . .for 6.1 million. Offsetting that is a provision of
                  2.4 million for the remaining work that is currently in the process of being done to remedy the pipe in Boston.

Arnie Ursaner:    And where would that be accounted for in your P&L or other place? Where would it be?

Chris Farman:     It's in cost of sales.

Arnie Ursaner:    OK.

Chris Farman:     So it impacts margin for the quarter.

Arnie Ursaner:    Got it. And a question for Tom - if I could - two
                  questions - one is, you've obviously built your sales force by 52 percent or so in the last year or so. And while you did very well in building backlog, it seems to be basically in line with industry growth. Would you care to comment on that? And also, you've spent a great deal of time and money on technology upgrades and a new facility.
                  When - now that's it's essentially behind you, can you give us a sense of how you think that will impact your margin?

Tom Rooney:       Right. The - I'm not sure that our revenue growth is
                  essentially at market. We are looking at revenue in the rehab up 12 percent, and year over year even more so. So I think we're far outstripping a market that's growing at an eight percent clip right now.

Arnie Ursaner:    OK.

Tom Rooney:       So - I mean, I would tell you - we're almost approaching
                  twice the growth of the market. So I guess that's where
                  I'd come at from there.

                  Now you had said, spending a lot of time and money on technology?

Arnie Ursaner:    Steam, new facilities?

Tom Rooney:       Right. The only new facility that we put on-line was the
                  Batesville manufacturing facility. . .

Arnie Ursaner:    Right.

Tom Rooney:       . . .where we consolidated two, one in Memphis and one in
                  Batesville, and to Batesville being significantly larger.

Arnie Ursaner:    Right.

Tom Rooney:       And the answer to your question is that the - had
                  we not invested in the Batesville facility, we probably would have run out of capacity six or eight months ago. So on a sheer capacity basis, we did the right thing, and we're benefiting from it. The reality is we may hit that wall again in a year or two because of the growth that we're seeing. So we will - we will need to continue to invest there.


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                  We also invested in bringing in house some of the
                  technology that had previously been outsourced from manufacturing. And that is giving us competitive advantage in the marketplace.

                  One of the things that I would tell you is that we have to make huge strides every day in the area of technology and manufacturing efficiency, simply to lead in terms of pricing, so that our margins don't erode. If and when we stay static on technology and manufacturing, that is when you will see us not able to sell at the - sell at the same gross margin. So the fact that we've been able to regain market share and maintain stable if not slightly growing gross margins - all of that is a reflection on the fact that our technology is working, and that our manufacturing facility is a competitive advantage for us.

                  The fact of the matter is we now need to - as was discussed - have the ability to grow our crew level without eroding gross margin on an as-growth basis. And that's the final shoe to fall right now.

Arnie Ursaner:    Hey, look forward to the company being at our conference
                  soon. Thanks.

Tom Rooney:       OK, thanks.

Operator:         We'll go next to Chris Blackman, Empirical Capital.

Chris Blackman:   Yes, thank you. Several of my questions have been
                  answered. But maybe a follow-up to the cap ex question -
                  Tom, what amount of money do you expect to spend on expanding your wet-outs? And how many wet-outs do you currently have? And how do you expect that number to grow going forward?

Tom Rooney:       That's part of a strategic analysis that we have. It was
                  also part of a logistics analysis that we took a look at 15 months ago. And so, to some extent I'm going to avoid answering your question, because there is competitive content in that. What I would tell you is this: From a cap-ex standpoint, they're not terribly expensive. They - you know, relative to deploying a new crew or deploying manufacturing or whatever, the amount of capital that we put into a new wet-out facility is not monumental. And so it wouldn't have a profound impact on your ability to look at us to know how many of those we have. But how many we have and where they are, and how we decide to locate them are, quite frankly, pieces of competitive information that we would probably feel better about holding back.

Chris Blackman:   OK, thank you. Understand. Any activity on the building
                  in Memphis? Are you trying to sell the building? Or what are your plans with that facility?

Tom Rooney:       Well, when we expanded Batesville, and finished that about a year or so ago, we actively looked to get rid of the Memphis facility because it was excess for us. I will tell you today, we may choose not to do that at all. Because we see growth as such a very clear reality for us right now that we may re-mobilize the Batesville - excuse me - the Memphis facility in order to avail ourselves of the manufacturing growth that we need. So the fact that we couldn't unload it in the last year and a half may turn out to be a very positive development.

Chris Blackman:   How much growth would you need to obtain to expand and
                  reopen that facility?

Tom Rooney:       At the pace we're going right now, within 12 months.

Chris Blackman:   When you say the pace, you're talking about the increase
                  in revenue quarter over quarter. So you're talking 100 million in growth, and you're looking at expanding that facility roughly?


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Tom Rooney:       That's about right.

Chris Blackman:   Yes. Sale of equipment - last quarter, you'd talked
                  briefly about some equipment, maybe with some leases that were unfavorable that you were hoping to sell. Any activity there?

Tom Rooney:       Yes. It's been minimal - a lot of activity, but nothing of large magnitude on the books yet. But a great deal of interest - we hope to have some material developments before the end of the year. But right now, it's all conversation and dealing.

Chris Blackman:   OK. Can you - can you talk about your bid process a little bit? Any changes you're making in, say, bundling your bid, or the process you go through in bidding your projects, that may be potentially impacting your gross margins going forward?

Tom Rooney:       Well, clients are tending to ask all competitors
                  to take on some rudimentary general contractor work. That tends to be a significant portion of our work. And that work commands nothing but markups associated with that kind of passthrough. So what it tends to do is water down what you would see as our gross margins. Because all we're doing is passing somebody else's contract through ours, at the request of the client.

                  It's not - it's certainly not work we like to do or look to do. But we understand that our clients want to offload the responsibility to someone other than themselves. And so it ends up in our court. We don't - we don't coach our clients to do that; they tend to like that. It's sort of the one-stop shopping, I'll give my problems to you concept. And it neither hurts us nor helps us. But it does tend to water it down.

                  Not a huge revenue - it's not a huge percentage of our revenue, but it's there. So - but that's about - we're not bundling a lot of other work intentionally on our own.

Chris Blackman:   OK, thanks for explaining that.

                  On your raw material cost - I know you've touched on it some already. But can you specifically say what resin's currently running at, what the pellet costs are running at, and what fiber prices are running; and what changes you've seen in those prices, say, in the last four months?

Tom Rooney:       I know - I know many of those numbers. But the competitive pricing that we have wouldn't be disclosed. But what I would tell you is, if you take a look at all those tracks
                  - one for one with crude oil prices. So whatever crude oil's doing, that's what we're doing.

Chris Blackman:   On all three. . .

Tom Rooney:       Yes.

Chris Blackman:   . . .pellet also, or. . .

Tom Rooney:       Pellet has more value-added content to it. So it's less -
                  it's less driven. But then again, we buy fewer pellets. So the sheer tonnage is coming through liquid resins. And in that case, it's a chemical that is highly - it's almost a one-for-one correlated to oil prices.

Chris Blackman:   All right.  So directionally, they're going with oil
                  prices. . .


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Tom Rooney:       Now keep in mind, if oil prices were to go down tomorrow,
                  we would price-adjust to our clients on a forward basis. And we might see modest short-term gains that the - we remark to market every day. Our estimating teams know what we're buying resin for, and what we expect to be buying resin for, six months out. And so we - when we're at our best, we are pricing today at estimates very close to what we are told we'd be paying six months from now.

                  So we like to think we're in a position where we don't win or lose very much, and probably - it does even out over the long run. We just had a one-time event, nine months ago, that we had to digest as a business.

Chris Blackman:   Yes. Not to beat the Chicago project to death here, but
                  you mentioned you're kind of in the point now where weather really is a determining factor on how that project goes. Is there - is there a figure, is there a number of days of rain, or weeks of rain, that will occur that will cause you to have additional costs outside of what you've already reserved? How much - how much room do we have of weather - poor-weather days within what your current reserves are?

Tom Rooney:       OK. Good question. Well, first of all, the city provided to us rain flow and volumetric calculations going back for a long period of time. In terms of rainfall and how it affects these underground pipes - there's a myriad of underground pipes, or tunnels, that move storm water around under - essentially under the city of Chicago - upwards of 30-foot pipes. And they open gates and move the
                  - move the rainwater from one point to the next. And, you know, a small rain on the North Side might have no impact on the South Side, or it might flood the South Side. So there's a whole lot of engineering science in it.

                  So they gave us a bunch of tables. And we had sat down and figured out, from a statistical standpoint, what we should expect. And in fact, we've taken a slightly more conservative approach in terms of what we should conservatively expect. But if there was no rain at all, we have about a nine-week window within which we have to execute work in a - in a live-flow tunnel. So, should there be no rain whatsoever across a particular nine-week period, we're clean, we're done, we're out. And we have a great - we have an upside situation.

                  We anticipated a certain amount of rain. And it's not - it's not as simple as how many times it rains on Rush Street in Chicago. But we've anticipated through calculations a certain amount of rain and a certain number of delays that take a certain protracted period of time. And we've budgeted that. And I would tell you that that calculation was taken as conservative.

                  But, you know, if it's hard for me to predict tunneling, it's even harder for me to predict rain. So we're going to
                  - we're going to roll with it.

Chris Blackman:   And predict it conservatively - hard to put a timeframe -
                  timetable on it, I guess, as far as how many weeks of rain, or whatever, would require additional charges - you wouldn't go that far?

Tom Rooney:       No. The only thing I know is that if it doesn't rain for a nine-week period, we have upside.

Chris Blackman:   OK.

Tom Rooney:       And I don't mean as in, you know, nothing hits my
                  windshield. I mean, if we don't have what they consider rain events over a nine-week period - and this is one of the drier periods statistically in Chicago, so - but, you know, when I start predicting the rain, we're all in trouble.

Chris Blackman:   Yes. And I wasn't necessarily looking for you to predict
                  the rain; just how much wiggle room we've got in time there with what you've reserved so far. But I understand what you're saying.



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                  If we have moderate dry weather, I guess - typical,
                  seasonal weather - we should be able to get this done in that timeframe.

Tom Rooney:       Right.

Chris Blackman:   Is that right?

Tom Rooney:       And it's more complicated than me sitting here telling you that it has to rain six times.

Chris Blackman:   Yes, I understand. Thank you for explaining that, though.
                  That does help some.

                  Can you talk about the mix of diameter of pipe: what you're bidding currently, and what you're seeing as far as going forward, and how that may affect your margin - the mix of the diameter of what you're selling?

Tom Rooney:       It's all over the map. Europe, medium and larger diameters are becoming prolific. On the West Coast of the U.S., medium and larger-diameter are decreasing. Depends on what region of the country or the world you're in.

                  What I would tell you is that the smaller-diameter work is fiercely competitive. The extremely large-diameter work is less competitive, because it is more risky and more capital-intensive. We don't shy away from that, actually; we flourish in those environments. But there is no pat answer to your question. Because every market - even within the United States, we see - we see one trend up, one trend down in terms of diameters.

Chris Blackman:   OK. So the company as a whole - you aren't intentionally
                  trying to grow a specific segment, or are you?

Tom Rooney:       No, we're trying to be competitive in all segments.

Chris Blackman:   OK. Are there - are there any significant projects that
                  you're working on that aren't traditional, such as, you know, with a city or a state - projects - I know at one point, for example, you had done some work down in Little
                  Rock, at the Little Rock Airport. Any of those type projects, or large corporate projects that may be evolving here, that are kind of new to your operations?

Tom Rooney:       No. We're just doing the same thing we do, and trying to do more of it. Newer innovative delivery techniques - no, right now we don't have - we're not as focused, or not worried about exotics, because with a strengthened sales force, we have just more great opportunities everywhere.

Chris Blackman:   OK. Just a couple more, if I may - St. Louis - any - I
                  know there's a lot of opportunity there - can you tell us what kind of work is currently being done in St. Louis on the major projects, and how much of your - how much of your backlog, perhaps, that accounts for?

Tom Rooney:       Not very much. You know, I'm going to give you this off of my - off of pure memory, so I may be wrong. But I think we have about $2 million to $3 million worth of rehab work with St. Louis right now. That is up from what we've seen in the last couple of years. But it's nothing compared to the amount of budget that they have going forward. We, I don't believe, are doing any tunnels of real consequence there. I think we have some rehab work in tunnels.

                  But the bottom-line answer to your question is we're not doing very much, and it doesn't represent much in our backlog. We still expect to see a significant upturn in work coming from

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                  that client over the next 24 months. Precisely when it
                  comes out - those are always interesting questions.

Chris Blackman:   Yes. And - thank you. And finally, your targeted gross
                  margin for rehab - I know - I think in prior transcripts, I'd read that in `06 you were hoping margins up towards 50 percent. Is that - is that - is that - did I read that correctly? Is that still a goal of you all's?

Tom Rooney:       Gross margins of 50 percent?

Chris Blackman:   Yes.

Tom Rooney:       That's a goal. I may - I may be a very old man before we
                  get there, though.

Chris Blackman:   OK.

Tom Rooney:       I think the - I think you might be reading somewhere in
                  the transcript that on occasion we see margins that are that high. But that wouldn't be reflective of the industry.

Chris Blackman:   It sounded high to me. And I apologize if I spoke out of
                  context to what the transcript said. But I'll go back and verify that. But. . .

Tom Rooney:       . . .on occasion we see projects that are that high. But it would be because we're undertaking something of profound risk or in an environment where the client needs our help in an unusual circumstance. And we work together with the client to take on those challenges. But that's nowhere near the market.

Chris Blackman:   OK. What would be the target market - your target market
                  for gross margin, long term - rehab?

Tom Rooney:       That's a closely held concept. But it does change by
                  geography. But I wouldn't - I wouldn't want to answer that question.

Chris Blackman:   OK, understandable.  Thank you very much, guys.

Tom Rooney:       Thank you.

Chris Blackman:   Yes, bye-bye.

Tom Rooney:       I think we have time for one more question.

Operator:         And that question comes from Steve McNeil, Jennison
                  Associates.

Steve McNeil:     Good morning.

Tom Rooney:       Good morning, Steve.

Steve McNeil:     Just as it relates to the - to the restructuring within the rehab business - I guess - is that focused solely on rehab?

Tom Rooney:       Yes.

Steve McNeil:     It is, all right. What's your. . .


                                     21

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

Tom Rooney:       It's North Americcan rehab.

Steve McNeil:     Sorry?

Tom Rooney:       North American rehab.

Steve McNeil:     OK. What's your expectation there as it relates to, number one, any costs to incur - I think you had said in the script that there would be no write-offs or anything. Is that true?

Tom Rooney:       Yes. None of, you know, there are some very minor ones,
                  but the net effect is positive.

Steve McNeil:     All right. So what should we expect as it relates to
                  benefits in that regard, as we look into the back half of the year?

Tom Rooney:       I would see it as essentially neutral for the - for the
                  third quarter; very slightly positive in the fourth quarter, and starting to see real impact in the first quarter.

Steve McNeil:     So neutral Q3 - all right because I was just looking at
                  the gross margins within rehab. And I guess the past couple quarters, you know, normalized - the Q1 margin was about - normalized for resins, and then the claim payments. The gross margin in the first quarter about 23 percent and change, and then again about 23 and change in this most recent quarter. So - and then - and then resin will be - will be easing a little bit in the back half. I mean, is it safe to say we're kind of on our way to a mid-20s percent gross margin within rehab? I mean, things have clearly stabilized. I mean, is your expectation that we could kind of migrate back up to the mid 20s?

Tom Rooney:       That's certainly the objective.

Steve McNeil:     OK and in helping that - I mean - I mean, I'm just trying to get a flavor for how much help you can expect from the restructuring of the - of the rehab segment of changing the geography around.

Tom Rooney:       Well, it's more than just changing geography; it's changing the accountability for driving to as-bid margins as opposed to just putting tube in the ground.

                  And we have, and should be realizing, the benefit of two significant positive trends right now. One would be better technology, and the second would be economies of scale. And the - but we're not. And as you point out, what we've seen is somewhat static delivered gross margins.

                  And so, what that really means is our field performance, through lack of efficiency, by virtue of rapid growth - and I don't know if you've ever experienced this, but when you go through rapid growth, control systems become looser, and efficiencies drop off, and so on. If you sustain it long enough and you get the economies of scale, and you kind of transcend to a new higher order of efficiency. We just can't afford - we anticipate being a growth company for a decade. So we cannot afford to be lagging, in terms of efficiency, by virtue of growth. So we have to drive efficiency down into the operation through leaner, meaner systems and higher accountability.

                  And so, by now, we should have benefitted two to three percentage points on gross margin. And that's a - that's a big number. But we should have - we should have seen appreciable benefit of technology and economies of scale. And those have been offset by lack of efficiency, as we go through a surge in growth.

                  So what we're doing now is keeping pressure on growth, so that we maintain the scale advantages; keeping pressure on technology so that we stay on the forefront of that. But we're also coming about the business of being a highly efficient business that knows how to and enjoys growth, not suffers through it. And that's what we're going into right now.


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Steve McNeil:     So the inefficiencies should expect to - I guess you
                  should - you should expect to be more efficient in `06 within rehab as it relates to `05?

Tom Rooney:       Without question.

Steve McNeil:     OK. Great. And I applaud the progress you've made within
                  the rehab segment. Thank you.

Tom Rooney:       Thanks, Steve.

Operator:         Thank you. That does conclude Insituform Technologies'
                  second quarter 2005 earnings conference call. We do thank you for your participation. You may disconnect at this time.

                                     END


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